Exhibit 8.1

July 2, 2009

Barclays Global Investors International, Inc.,

    as Sponsor of iShares® S&P GSCITM Commodity-Indexed Trust

    and Manager of iShares® S&P GSCITM Commodity-Indexed Investing Pool

    LLC

400 Howard Street

San Francisco, CA 94105

Re:	iShares® S&P GSCITM Commodity-Indexed Trust and
iShares® S&P GSCITM Commodity-Indexed Investing Pool LLC
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to you in connection with the preparation of a registration statement on Form S-1 (the “Registration Statement”) of iShares® S&P GSCITM Commodity-Indexed Trust, a Delaware statutory trust (the “Trust”), and iShares® S&P GSCITM Commodity-Indexed Investing Pool LLC, a Delaware limited liability company (the “Investing Pool”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the offering of 33,886,818 units of fractional undivided beneficial interests in the net assets of the Trust (the “Shares”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Registration Statement.

In arriving at the opinions expressed below, we have examined and relied on originals or copies of the following documents:

(a)	an executed copy of the Amended and Restated Trust Agreement of the Trust, dated as of September 12, 2007, among Barclays Global Investors International, Inc., as sponsor, Barclays Global Investors, N.A., as administrative trustee, and Wilmington Trust Company, as Delaware trustee;

Barclays Global Investors International, Inc., p. 2

(b)	an executed copy of the Limited Liability Company Agreement of the Investing Pool, dated as of July 7, 2006, among the Trust, as a member, and Barclays Global Investors International Inc., as a member and the manager;

(c)	a form of the Shares;

(d)	the Registration Statement;

(e)	a form of Authorized Participant Agreement; and

(f)	Chapter 415 of the rules of the Chicago Mercantile Exchange.

In rendering the opinions expressed below, we have assumed, without independent investigation, (i) that all such documents furnished to us, and all other documents entered into in connection with the issuance of the Shares, are complete and authentic, (ii) that all such documents have been duly authorized, executed and delivered, (iii) that the Authorized Participant Agreements entered into by Authorized Participants and the Shares will conform to the forms thereof that we have reviewed, and (iv) all information that you have provided to us in connection with the issuance of the Shares is complete and accurate. We have further assumed that the respective parties thereto and all persons having obligations thereunder or making representations therein will act in all respects and at all relevant times in conformity with the requirements and provisions of such documents and all representations contained therein. In addition, we have made such investigations of law as we have deemed appropriate as a basis for the opinions expressed below.

Based upon and subject to the foregoing,

1. We are of the opinion that the Trust will not be treated as an association taxable as a corporation for U.S. federal income tax purposes.

2. We are of the opinion that the Investing Pool will not be treated as an association taxable as a corporation for U.S. federal income tax purposes.

3. We are of the opinion that, although there is no authority on point, the CERFs held by the Investing Pool will not be treated as regulated futures contracts within the meaning of Section 1256 of the Internal Revenue Code of 1986, as amended.

4. We are of the opinion that the discussion in the Registration Statement under the caption “United States Federal Income Tax Consequences,” to the extent it consists of statements of law and legal conclusions, and subject to the limitations and qualifications set forth therein, constitutes a fair summary of the principal U.S. federal income tax consequences of an investment in the Shares.

Barclays Global Investors International, Inc., p. 3

The foregoing opinions are based on the Internal Revenue Code of 1986, as amended (the “Code”), and applicable regulations, rulings and judicial decisions, in each case as in effect on the date hereof, and these opinions may be affected by amendments to the Code or to the regulations thereunder or by subsequent judicial or administrative interpretations thereof. We express no opinion other than as to the federal income tax laws of the United States of America. We assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the prospectus that forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By: /s/ Erika W. Nijenhuis

        Erika W. Nijenhuis, a Partner